CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 26, 2021

Board of Directors

Sky Quarry Inc.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A of our reports dated March 31, 2021, with respect to the combined statements of financial position of 2020 Resources (Canada) Ltd. and 2020 Resources LLC as of December 31, 2019 and 2018 and the related combined statements of loss and comprehensive loss, changes in equity and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

 /s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

August 26, 2021